NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PRPL

FRANKFURT: 3P2

Park Place Energy Corp. Announces Divesture of BrasAm Diamond Project and Non-Core Oil and Gas Properties

Vancouver, British Columbia July 10, 2008 - Park Place Energy Corp. ("Park Place" or "the Company") announces that as part of Park Place's new strategy to become a pure oil and gas corporation the Company has divested of its entire 51% interest in and to the BrasAm Diamond Project ("Brazilian Project") located in Central Brazil. In exchange for its interest Park Place received total consideration of $385,000 that was paid by way of a Promissory Note that is secured against the six Authorizations that currently comprise the Diamond Project.

In addition as part of the new strategy and outlook of the Company, Park Place has identified North East British Columbia as the core focus for the Company and has divested of ancillary Canadian oil and gas properties in Saskatchewan and Alberta. Park Place is excited to work with its partner Terra Energy to aggressively expand and develop the Company's producing gas discovery at Eight Mile, British Columbia.

Park Place is also actively seeking to acquire a blue-sky opportunity and has focused on shale gas properties in the Horn River Basin and area, which is within the Company's defined core area for development in North East British Columbia. The Horn River Basin has been described as significantly larger than the Barnett shale area in Texas which was first drilled in 1981 and currently produces 3 billion cubic feet per day. Wood Mackenzie stated in a recent report that they predict the Horn River Basin area could hold 50 trillion cubic feet of natural gas making it the hottest resource play in North America.

Park Place's President & CEO David Johnson stated "This transaction has improved our Balance Sheet, eliminated Park Place's ongoing monthly obligations to fund non-core projects and allows us to focus on increasing our efforts on acquiring a blue-sky shale gas opportunity in the Horn River Basin and area."

About Park Place

Park Place Energy Corp. is a North American oil and gas company that is participating in high impact opportunities. The Company currently has gas production in North-East British Columbia and is committed to developing the asset as well as acquiring additional blue-sky gas opportunities in the area, with a focus on shale gas. Park Place's management is focused on optimizing profitability and enhancing shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 685 0076

Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.